Filed Pursuant to Rule 433

Registration No. 333-195485

Republic Services, Inc.

Pricing Term Sheet

March 4, 2015

3.200% Notes due 2025

Issuer:	Republic Services, Inc.

Ratings*:	Baa3 (stable) /BBB+ (stable) /BBB (stable)

Principal Amount:	$500,000,000

Trade Date:	March 4, 2015

Settlement Date:	March 11, 2015 (T+5)

Maturity Date:	March 15, 2025

Interest Payment Dates:	March 15 and September 15, beginning September 15, 2015

Benchmark Treasury:	UST 2.000% due February 15, 2025

Benchmark Treasury Price and Yield:	98-30 and 2.119%

Spread to Benchmark Treasury	T + 113 basis points

Yield to Maturity:	3.249%

Coupon (Interest Rate):	3.200%

Price to Public:	99.584%

Underwriting Discount:	0.65%

Make-Whole Call:	Prior to three months before the maturity date, T + 20 basis points

Par Call:	On or after three months before the maturity date

CUSIP/ISIN:	760759AQ3/US760759AQ36

Joint Book-Running Managers:	Barclays Capital Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Deutsche Bank Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
SunTrust Robinson Humphrey, Inc.

Co-Managers:	Mizuho Securities USA Inc.
RBS Securities Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.

This pricing term sheet supplements the preliminary prospectus supplement issued by Republic Services, Inc. on March 4, 2015 relating to its Prospectus dated April 25, 2014.